Exhibit 10.1

March 21, 2014

Garett Jackson

3518 Hedgewick Place

Louisville, KY 40245

RE:	Amended Employment Agreement

Dear Garett:

CafePress Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of interim Chief Financial Officer, reporting to Bob Marino, Chief Executive Officer. We look forward to welcoming you as a part of our team!

Your base salary will remain $8,846.15 bi-weekly, less payroll deductions and all required withholdings. As an exempt professional employee and in accordance with Kentucky law, you will not be entitled to overtime compensation. You remain eligible for the Company’s standard benefits package, as previously communicated to you, as they are made available to employees of the Company and amended from time to time.

You will be eligible for additional grant of equity incentive compensation approved by the Compensation Committee of the Board of Directors and cash incentive compensation, payable in connection with achieved revenue target and other performance criteria and any other terms and conditions as established by Chief Executive Officer Bob Marino, and resolved each year in written bonus plan approved by the Board of Directors.

Company maintains an “at-will” employment policy. Our offer is based on confidence that your relationship Company will be a mutually rewarding and enriching experience. However, you must understand that employment with the Company is “at-will.” This means that either you or the Company can terminate the relationship at any time and for any reason, without cause and without prior notice. This at-will employment relationship cannot be changed except in a writing expressly changing your at-will employment status and that writing must be signed by a duly authorized officer of the Company and you. Further, your participation in any stock option or benefit program is not a guarantee of continued employment for any particular period of time.

This offer of employment is valid until the close of business March 24, 2014. It represents the entire agreement and understanding between you and the Company regarding its subject matter and it supersedes and replaces any and all prior agreements and understandings between you and the Company regarding its subject matter. Please let us know of your decision to join Company by signing a copy of this offer and returning it to us not later than March 24, 2014. Your offer is contingent upon (1) successful completion of background and reference checks; and (2) signing of the Company’s Proprietary Information and Inventions Agreement.

You must also establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work. If you are a legal alien authorized to work in the United States, Company will begin to provide immigration assistance by paying reasonable visa processing costs and fees after you have completed one year of service as a Company employee. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, if you join the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of your manager. You also agree that during your employment with the Company you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants away from the Company.

We hope you are as excited about joining Company as we are about your potential to contribute to this exciting company. Garett, we look forward to you accepting our offer and becoming part of the CafePress team!

If you accept the Company’s offer, we would like you to start on April 1, 2014. Please indicate that date next to the signature line of this offer letter.

Very truly yours,

CafePress Inc.

By:	/s/ Kirsten N Mellor
Name:	Kirsten Mellor
Title:	General Counsel, VP and Secretary

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

Accepted by:	/s/ Garett Jackson
Start Date:	April 1, 2014